SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13D-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (AMENDMENT NO. 1)*


                             SILICON GRAPHICS, INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
    ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    827056300
                         -------------------------------
                                 (CUSIP Number)


                                December 31, 2007
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |X|   Rule 13d-1(b)

            |_|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 292973104                   13G                     Page 2 of 9 pages

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        1     NAME OF REPORTING PERSON     Whippoorwill Associates, Incorporated

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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        2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
        3     SEC USE ONLY

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        4     CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware, USA
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                0
 NUMBER OF       ---------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      968,960 (see Item 4(c))
    EACH         ---------------------------------------------------------------
 REPORTING              7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                        0
                 ---------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
        9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
       10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                    [_]
--------------------------------------------------------------------------------
       11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.7% (see Item 4(b))
--------------------------------------------------------------------------------
       12     TYPE OF REPORTING PERSON

                IA; CO
--------------------------------------------------------------------------------

CUSIP No. 292973104                   13G                     Page 3 of 9 pages

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        1     NAME OF REPORTING PERSON                  Shelley F. Greenhaus

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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        2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
        3     SEC USE ONLY

--------------------------------------------------------------------------------
        4     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                0
 NUMBER OF       ---------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      968,960 (see Item 4(c))
    EACH         ---------------------------------------------------------------
 REPORTING              7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                        0
                 ---------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
        9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
       10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                    [_]
--------------------------------------------------------------------------------
       11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.7% (see Item 4(b))
--------------------------------------------------------------------------------
       12     TYPE OF REPORTING PERSON

                IN; HC
--------------------------------------------------------------------------------

CUSIP No. 292973104                   13G                     Page 4 of 9 pages

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        1     NAME OF REPORTING PERSON                  David A. Strumwasser

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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        2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
        3     SEC USE ONLY

--------------------------------------------------------------------------------
        4     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                0
 NUMBER OF       ---------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      968,960 (see Item 4(c))
    EACH         ---------------------------------------------------------------
 REPORTING              7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                        0
                 ---------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
        9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
       10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                    [_]
--------------------------------------------------------------------------------
       11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.7% (see Item 4(b))
--------------------------------------------------------------------------------
       12     TYPE OF REPORTING PERSON

                IN; HC
--------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 292973104                   13G                     Page 5 of 9 pages

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        1     NAME OF REPORTING PERSON                  Steven K. Gendal

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
        2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
        3     SEC USE ONLY

--------------------------------------------------------------------------------
        4     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                0
 NUMBER OF       ---------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      968,960 (see Item 4(c))
    EACH         ---------------------------------------------------------------
 REPORTING              7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                        0
                 ---------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
        9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                968,960 (see Item 4(c))
--------------------------------------------------------------------------------
       10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                    [_]
--------------------------------------------------------------------------------
       11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.7% (see Item 4(b))
--------------------------------------------------------------------------------
       12     TYPE OF REPORTING PERSON

                IN; HC
--------------------------------------------------------------------------------

      This statement on Schedule 13G (this "Statement") is being filed by Whippoorwill Associates, Incorporated ("Whippoorwill") and relates to the shares of common stock (the "Common Shares") of Silicon Graphics, Inc., a Delaware corporation (the "Issuer").

ITEM 1(a).  NAME OF ISSUER:

      Silicon Graphics, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      1140 East Arques Avenue
      Sunnyvale, California 94085-4602

ITEM 2(a).  NAME OF PERSON FILING:

      Whippoorwill Associates, Incorporated; Shelley F. Greenhaus ("Mr. Greenhaus"), as Principal and President of Whippoorwill; David A.
Strumwasser ("Mr. Strumwasser"), as Principal of Whippoorwill; and Steven K. Gendal ("Mr. Gendal"), as Principal of Whippoorwill.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      The principal business address of Whippoorwill is 11 Martine Avenue, White Plains, New York 10606.

      The principal business address of Messrs. Greenhaus, Strumwasser and Gendal is c/o Whippoorwill.

ITEM 2(c).  CITIZENSHIP:

      Whippoorwill - Delaware
      Mr. Greenhaus - United States
      Mr. Strumwasser - United States
      Mr. Gendal - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      Common Stock

ITEM 2(e).  CUSIP

      827056300

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [X]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E); [Whippoorwill]

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [X]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G); [Messrs. Greenhaus, Strumwasser and
                  Gendal]

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP.

ITEM 4(a):  AMOUNT BENEFICIALLY OWNED:

      As of December 31, 2007, Whippoorwill may be deemed to be the beneficial owner of 968,960 Common Shares, held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager.

      As of December 31, 2007, Messrs. Greenhaus, Strumwasser and Gendal may each be deemed to be the beneficial owner of 968,960 Common Shares, deemed to be beneficially owned by Whippoorwill as referred to above. Mr. Greenhaus is the President and a Principal of Whippoorwill. Each of Messrs. Strumwasser and Gendal is a Principal of Whippoorwill.

ITEM 4(b):  PERCENT OF CLASS:

      8.7%, based on 11,180,334 Common Shares outstanding as of January 25, 2008, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2007.

ITEM 4(c):

Number of shares as to which Whippoorwill has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 968,960 (See Item 4(a))

      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 968,960 (See Item 4(a))

Number of shares as to which Mr. Greenhaus has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 968,960 (See Item 4(a))

      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 968,960 (See Item 4(a))

Number of shares as to which Mr. Strumwasser has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 968,960 (See Item 4(a))

      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 968,960 (See Item 4(a))

Number of shares as to which Mr. Gendal has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 968,960 (See Item 4(a))

      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 968,960 (See Item 4(a))

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Clients of Whippoorwill have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares reported as beneficially owned by Whippoorwill. None of the client accounts or any limited partnerships or funds over which Whippoorwill has discretionary authority holds more than 5% of the Common Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      See Item 4(a) regarding Messrs. Greenhaus, Strumwasser and Gendal.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      N/A

ITEM 10.    CERTIFICATION.

      (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      (b) N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 11, 2008      WHIPPOORWILL ASSOCIATES, INCORPORATED


                              By:        /s/ Shelley F. Greenhaus
                                     -------------------------------
                              Name:  Shelley F. Greenhaus
                              Title: President



Date:  February 11, 2008      By:        /s/ Shelley F. Greenhaus
                                     -------------------------------
                              Name:  Shelley F. Greenhaus


Date:  February 11, 2008      By:        /s/ David A. Strumwasser
                                     -------------------------------
                              Name:  David A. Strumwasser


Date:  February 11, 2008      By:        /s/ Steven K. Gendal
                                     -------------------------------
                              Name:  Steven K. Gendal